                                                                    Exhibit 99.1


                             For Immediate Release:


                           RENT-A-CENTER, INC. REPORTS
                    FOURTH QUARTER AND YEAR END 2003 RESULTS

                       Diluted Earnings per Share Rise 24%
              Operating Cash Flow Exceeds $339 Million for the Year

PLANO, TEXAS, FEBRUARY 9, 2004 -- Rent-A-Center, Inc. (the "Company") (NASDAQ/NNM:RCII), the nation's largest rent-to-own operator, today announced revenues and net earnings for the quarter ended December 31, 2003.

The Company reported net earnings for the quarter ended December 31, 2003 of $51.5 million, or $0.62 per diluted share, an increase of 24.0% from the same quarter of the prior year. Total revenues for the quarter ended December 31, 2003 increased to $558.7 million as compared to $522.2 million for the same quarter of the prior year. Incremental revenues generated in new and acquired stores primarily drove this 7.0% increase. Same store revenues during the fourth quarter of 2003 increased 0.2% above the comparable quarter of 2002. The Company's quarterly growth in net earnings resulted primarily from the increase of revenues as outlined above, as well as the benefits associated with the Company's recapitalization program.

Net earnings for the twelve months ended December 31, 2003 were $203.2 million, or $2.33 per diluted share, when excluding the after tax effected non-recurring finance charge of approximately $21.7 million associated with the recapitalization program, an increase of 22.6% over the diluted earnings per share of $1.90, or net earnings of $172.1 million for the prior year. Total revenues for the twelve months ended December 31, 2003 increased to $2.228 billion from $2.010 billion in 2002, representing an increase of 10.9%. Same store revenues for the twelve month period ending December 31, 2003 increased 3.0%.

"We are pleased with the results for the fourth quarter, where we saw increases in both revenues and earnings, as well as continued strength in our cash flow," commented Mark E. Speese, the Company's Chairman and Chief Executive Officer. The Company's cash flow from operations was $38.9 million for the fourth quarter of 2003 and $339.5 million for the twelve months ended December 31, 2003. "We continue to believe that our ability to generate cash creates significant opportunities for us to capitalize on our strategic growth initiatives and enhance stockholder value," Speese added.

During the fourth quarter of 2003, the Company opened 36 new store locations and acquired 17 stores as well as accounts from 21 additional locations. Through the twelve month period ending December 31, 2003, the Company opened 101 new stores, acquired a total of 160 others as well as accounts from 220 additional locations while consolidating 20 stores into existing locations. This net addition of 241 new locations equated to an increase of 10% to the store base. To date through the first quarter of 2004, excluding the recently announced acquisition of Rainbow Rentals which has not yet closed, the Company has opened six new store locations, acquired six stores and accounts from two additional locations.

"We continue to demonstrate our ability to grow the business in a multitude of ways," stated Mr. Speese, "and in particular, I am referring to the recent announcement of our reaching a definitive agreement to acquire Rainbow Rentals." Mr. Speese added, "We are very pleased with this development and believe the acquisition, after a transition period in 2004, will add incremental operating profit beginning in 2005, of approximately $17 million annually, including cost savings attributable to economies of scale in advertising, purchasing and overhead. We believe the acquisition also illustrates the continued dynamics in the rent-to-own marketplace that we believe will allow us to expand our presence through accretive acquisitions of stores and accounts."

Rent-A-Center will host a conference call to discuss the fourth quarter and year end financial results on Tuesday morning, February 10, 2004, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,653 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 325 rent-to-own stores, 313 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Other than the expected results from the Rainbow Rentals acquisition, these statements do not include the potential impact of store acquisitions that may be completed after February 9, 2004.

FIRST QUARTER 2004 GUIDANCE:

REVENUES

o The Company expects total revenues to be in the range of $583 million to $588 million.

o Store rental and fee revenues are expected to be between $505 million and $509 million.

o Total store revenues are expected to be in the range of $570 million to $575 million.

o        Same store sales increases are expected to be flat.

o        The Company expects to open 20-30 new store locations.

EXPENSES

o The Company expects depreciation of rental merchandise to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 70% and 75% of store merchandise sales.

o Store salaries and other expenses are expected to be in the range of 53.5% to 54.5% of total store revenue.

o General and administrative expenses are expected to be between 3.0% and 3.2% of total revenue.

o Net interest expense is expected to be approximately $9.0 million and amortization of intangibles is expected to be approximately $3.4 million.

o The effective tax rate is expected to be between 37.5% and 38.0% of pre-tax income.

o Diluted earnings per share are estimated to be in the range of $0.62 to $0.63.

o        Diluted shares outstanding are estimated to be between 82.7 million and
         83.7 million.


FISCAL 2004 GUIDANCE:

REVENUES

o The Company expects total revenues to be in the range of $2.362 billion and $2.392 billion.

o Store rental and fee revenues are expected to be between $2.109 billion and $2.139 billion.

o Total store revenues are expected to be in the range of $2.307 billion and $2.337 billion.

o        Same store sales increases are expected to be in the flat to 2% range.

o The Company expects to open approximately 80 to 120 new store locations.

EXPENSES

o The Company expects depreciation of rental merchandise to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 75% and 80% of store merchandise sales.

o Store salaries and other expenses are expected to be in the range of 54.0% to 55.5% of total store revenue.

o General and administrative expenses are expected to be between 3.0% and 3.2% of total revenue.

o Net interest expense is expected to be between $34.0 million and $38.0 million and amortization of intangibles is expected to be approximately $11 million.

o The effective tax rate is expected to be between 37.5% and 38.0% of pre-tax income.

o Diluted earnings per share are estimated to be in the range of $2.62 to $2.70.

o        Diluted shares outstanding are estimated to be between 83.0 million and
         85.0 million.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new stores; the Company's ability to acquire additional rent-to-own stores on favorable terms; the Company's ability to enhance the performance of these acquired stores; the Company's ability to control store level costs; the results of the Company's litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company's ability to collect on its rental purchase agreements; changes in the Company's effective tax rate; changes in the Company's stock price and the number of shares of common stock that the Company may or may not repurchase, and regarding the Company's announced acquisition of Rainbow Rentals, ("Rainbow"), the Company's ability to receive regulatory approval on terms acceptable to them; the approval of the acquisition of Rainbow by Rainbow's shareholders; the ability of the Company to successfully integrate the acquired Rainbow stores into the Company's operating system; the Company's ability to enhance the performance of the acquired Rainbow stores; the ability of the Company to close the transaction in the time period currently anticipated; the satisfaction of the closing conditions to the Rainbow acquisition; the ability to realize the cost savings anticipated; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q for the three month periods ending March 31, 2003, June 30, 2003 and September 30, 2003. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACTS FOR RENT-A-CENTER, INC.:

David E. Carpenter
Director of Investor
Relations
(972) 801-1214
dcarpenter@racenter.com

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                        STATEMENT OF EARNINGS HIGHLIGHTS


(In Thousands of Dollars, except per share data)


                                              Three Months Ended December 31,
                                            -----------------------------------
                                                2003                  2002
                                            --------------       --------------
                                                         UNAUDITED
Total Revenue                               $      558,659       $      522,213
Operating Profit                                    88,991               89,826
Net Earnings                                        51,499               45,218
Diluted Earnings per Common Share           $         0.62       $         0.50
EBITDA                                      $      103,467       $      101,506

Reconciliation to EBITDA:

Reported earnings before income taxes               79,933               75,369
Add back:
  Interest expense, net                              9,058               14,457
  Depreciation of property assets                   11,316                9,834
  Amortization of intangibles                        3,160                1,846
                                            --------------       --------------
EBITDA                                      $      103,467       $      101,506


                                                            Twelve Months Ended December 31,
                                          ----------------------------------------------------------------------
                                                 2003                     2003(1)                   2002
                                          --------------------     --------------------     --------------------
                                          Before Non-Recurring     After Non-Recurring
                                             Finance Charge          Finance Charge
                                          --------------------     --------------------     --------------------
                                                                        UNAUDITED
Total Revenue                             $          2,228,150     $          2,228,150     $          2,010,044
Operating Profit                                       370,022                  370,022                  350,449
Net Earnings                                           203,220                  181,496                  172,173
Diluted Earnings per Common Share         $               2.33     $               2.08     $               1.90
EBITDA                                    $            425,918     $            425,918     $            393,853

Reconciliation to EBITDA:

Reported earnings before income taxes                  326,090                  290,830                  288,443
Add back:
  Non-recurring financing charge                            --                   35,260                       --
  Interest expense, net                                 43,932                   43,932                   62,006
  Depreciation of property assets                       43,384                   43,384                   38,359
  Amortization of intangibles                           12,512                   12,512                    5,045
                                          --------------------     --------------------     --------------------
EBITDA                                    $            425,918     $            425,918     $            393,853

----------

(1) Including the effects of pre-tax finance charge of $35.3 million associated with the recapitalization of the Company. These charges reduced diluted earnings per share for the twelve month period ending December 31, 2003 by $0.25 from $2.33 per diluted share to $2.08.

SELECTED BALANCE SHEET DATA: (In Thousands of Dollars)

                                      December 31, 2003       December 31, 2002
                                      ------------------     ------------------
Cash and cash equivalents             $          143,941     $           85,723
Prepaid expenses and other assets                 70,701                 53,483
Rental merchandise, net
         On rent                                 542,909                510,184
         Held for rent                           137,792                120,072
Total Assets                                   1,831,302              1,626,652

Senior debt                                      398,000                249,500
Subordinated notes payable                       300,000                271,830
Total Liabilities                              1,036,472                784,252
Stockholders' Equity                             794,830                842,400

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS


(In Thousands of Dollars, except per share data)        THREE MONTHS ENDED DECEMBER 31,
                                                    --------------------------------------
                                                         2003                   2002
                                                    ---------------        ---------------
                                                                  Unaudited
STORE REVENUE
    Rentals and Fees                                $       503,300        $       472,472
    Merchandise Sales                                        33,339                 27,169
    Installment Sales                                         6,780                  6,137
    Other                                                       859                    847
                                                    ---------------        ---------------
                                                            544,278                506,625
FRANCHISE REVENUE
    Franchise Merchandise Sales                              12,970                 14,209
    Royalty Income and Fees                                   1,411                  1,379
                                                    ---------------        ---------------
       TOTAL REVENUE                                        558,659                522,213

OPERATING EXPENSES
    Direct Store Expenses
       Depreciation of Rental Merchandise                   108,918                101,315
       Cost of Merchandise Sold                              25,599                 21,678
       Cost of Installment Sales                              3,198                  3,776
       Salaries and Other Expenses                          299,466                274,616
    Franchise Operation Expenses
       Cost of Franchise Merchandise Sales                   12,453                 13,587
                                                    ---------------        ---------------
                                                            449,634                414,972
    General and Administrative Expenses                      16,874                 15,569
    Amortization of Intangibles                               3,160                  1,846
                                                    ---------------        ---------------
       Total Operating Expenses                             469,668                432,387
                                                    ---------------        ---------------
       OPERATING PROFIT                                      88,991                 89,826

Interest Expense                                             10,419                 15,117
Interest Income                                              (1,361)                  (660)
                                                    ---------------        ---------------
       Earnings Before Income Taxes                          79,933                 75,369

Income Tax Expense                                           28,434                 30,151
                                                    ---------------        ---------------
       NET EARNINGS                                          51,499                 45,218

Preferred Dividends                                              --                      1
                                                    ---------------        ---------------
Net earnings allocable to common stockholders       $        51,499        $        45,217
                                                    ===============        ===============
BASIC WEIGHTED AVERAGE SHARES                                80,562                 87,388
                                                    ===============        ===============
BASIC EARNINGS PER COMMON SHARE                     $          0.64        $          0.52
                                                    ===============        ===============
DILUTED WEIGHTED AVERAGE SHARES                              83,488                 89,793
                                                    ===============        ===============
DILUTED EARNINGS PER COMMON SHARE                   $          0.62        $          0.50
                                                    ===============        ===============

                      RENT-A-CENTER, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS


(In Thousands of Dollars, except per share data)       TWELVE MONTHS ENDED DECEMBER 31,
                                                    --------------------------------------
                                                         2003                   2002
                                                    ---------------        ---------------
                                                                   Unaudited
STORE REVENUE
   Rentals and Fees                                 $     1,998,952        $     1,828,534
   Merchandise Sales                                        152,984                115,478
   Installment Sales                                         22,203                  6,137
   Other                                                      3,083                  2,589
                                                    ---------------        ---------------
                                                          2,177,222              1,952,738

FRANCHISE REVENUE
   Franchise Merchandise Sales                               45,057                 51,514
   Royalty Income and Fees                                    5,871                  5,792
                                                    ---------------        ---------------
       TOTAL REVENUE                                      2,228,150              2,010,044

OPERATING EXPENSES
   Direct Store Expenses
       Depreciation of Rental Merchandise                   432,696                383,400
       Cost of Merchandise Sold                             112,283                 84,628
       Cost of Installment Sales                             10,639                  3,776
       Salaries and Other Expenses                        1,180,115              1,070,265
   Franchise Operation Expenses
       Cost of Franchise Merchandise Sales                   43,248                 49,185
                                                    ---------------        ---------------
                                                          1,778,981              1,591,254

   General and Administrative Expenses                       66,635                 63,296
   Amortization of Intangibles                               12,512                  5,045
                                                    ---------------        ---------------
       Total Operating Expenses                           1,858,128              1,659,595
                                                    ---------------        ---------------
       OPERATING PROFIT                                     370,022                350,449
Non-Recurring Finance Charge                                 35,260                     --
Interest Expense                                             48,577                 64,682
Interest Income                                              (4,645)                (2,676)
                                                    ---------------        ---------------
       Earnings Before Income Taxes                         290,830                288,443
Income Tax Expense                                          109,334                116,270
                                                    ---------------        ---------------
       NET EARNINGS                                         181,496                172,173
Preferred Dividends                                              --                 10,212
                                                    ---------------        ---------------
Net earnings allocable to common stockholders       $       181,496        $       161,961
                                                    ===============        ===============
BASIC WEIGHTED AVERAGE SHARES                                84,139                 73,458
                                                    ===============        ===============
BASIC EARNINGS PER COMMON SHARE                     $          2.16        $          2.20
                                                    ===============        ===============
DILUTED WEIGHTED AVERAGE SHARES                              87,208                 90,865
                                                    ===============        ===============
DILUTED EARNINGS PER COMMON SHARE                   $          2.08        $          1.90
                                                    ===============        ===============